EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

State of
Name of Subsidiary	Incorporation/Organization	Name under which Subsidiary does Business

CHW LLC	Delaware	CHW LLC
Providence Insurance Company, Limited	A Bermudian Company	Providence Insurance Company, Limited
CatoSouth LLC	North Carolina	CatoSouth LLC
Cato of Texas L.P.	Texas	Cato of Texas L.P.
Cato Southwest, Inc.	Delaware	Cato Southwest, Inc.
CaDel LLC	Delaware	CaDel LLC
CatoWest LLC	Nevada	CatoWest LLC
Cedar Hill National Bank	A Nationally Chartered Bank	Cedar Hill National Bank
catocorp.com, LLC	Delaware	catocorp.com, LLC

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